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           FORM 4                          UNITED STATES SECURITIES AND EXCHANGE COMMISSION                  OMB APPROVAL
           ------                                       WASHINGTON, D.C. 20549                      --------------------------------
                                                                                                    OMB Number:           3235-0287
[ ] Check this box if no longer              STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP           Expires:       January 31, 2005
    subject to Section 16. Form 4                                                                   Estimated average burden
    or Form 5 obligations may                                                                       hours per response..........0.5
    continue. See Instruction 1(b)                                                                  --------------------------------


             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person* 2. Issuer Name and Ticker or Trading Symbol         6. Relationship of Reporting
                                                                                                Person to Issuer
                                                                                                (Check all applicable)
   Clark    Robin        A.                 Maxcor Financial Group Inc. (Common Stock: "MAXF")
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   (Last)   (First)   (Middle)           3. IRS Identifi-   4. Statement for Month/Day/Year   [X] Director  [ ] 10% Owner
                                            cation Number                                     [ ] Officer   [X] Other
                                            of Reporting                                         (give title   (specify below)
                                            Person, if an                                         below)
                                            entity
   c/o Euro Brokers Finacor Ltd.,           (voluntary)
   133 Houndsditch                                             11/12/2002                      CEO of London-based Issuer Subsidiary
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        (Street)                                            5. If Amendment, Date of         7. Individual or Joint/Group Filing
                                                               Original (Month/Day/Year)       (check applicable line)

                                                                                             [X] Form Filed by One Reporting Person
                                                                                             [ ] Form Filed by More than One
   London, U.K.  EC3A 7AJ                                                                        Reporting Person
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   (City)   (State)     (Zip)
                                        Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title     2. Trans-  2A.Deemed   3.Trans-    4. Securities Acquired (A)        5. Amount of     6. Ownership Form:  7. Nature of
   of           action     Execution  action       or Disposed of (D)                Securities       Direct (D) or       Indirect
   Security     Date       Date,if    Code         (Instr. 3,4 and 5)                Beneficially     Indirect (I)        Beneficial
   (Instr.3)               any        (Instr.8)                                      Owned Following  (Instr. 4)          Ownership
                          (Month/Day/                                                Reported                             (Instr. 4)
               (Month/     Year)                                                     Transaction(s)
               Day/Year)                                                            (Instr. 3 and 4)
                                     --------------------------------------------
                                      Code    V    Amount   (A) or (D) Price
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Common Stock,   7-17-2002              P4          2,500        A      $5.33                                I          By self-
par value $.001                                                                                                        investing
                                                                                                                       pension
                                                                                                                       account of
                                                                                                                       the Reporting
                                                                                                                       Person
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Common Stock,  11-12-2002              P           4,000        A      $6.22          36,130                I          By self-
par value $.001                                                                                                        invensting
                                                                                                                       pension
                                                                                                                       account of
                                                                                                                       the Reporting
                                                                                                                       Person
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Common Stock,  11-13-2002              D(1)        2,500        D      $5.33                                D
par value $.001
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Common Stock,  11-13-2002              D(1)        4,000        D      $6.22          13,060                D
par value $.001
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see instruction 4(b)(v).

                      Potential Persons who respond to the collection of information contained
                      In this form are not required to respond unless the form displays a currently valid OMB
                      control number.                                                                            (Over)

                                                                                                                     SEC 1474 (9-02)

FORM 4 (continued)

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (E.G., puts, calls, warrants, options, convertible securities)

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1. Title of    2. Conversion  3. Transaction  3A.Deemed   4. Transaction  5. Number of
   Derivative     or Exercise    Date            Execution   Code            Derivative
   Security       Price of       (Month/Day/     Date, if    (Instr. 8)      Securities
   (Instr. 3)     Derivative     Year)           any                         Acquired (A)
                  Security                       (Mo/Dy/Yr)                  or Disposed
                                                                             of (D)
                                                                             (Instr. 3, 4,
                                                                              and 5)
                                                             --------------------------------------
                                                             Code    V     (A)          (D)
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FORM 4 (continued)

          Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                   (E.G., puts, calls, warrants, options, convertible securities)

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  6. Date            7. Title and Amount   8. Price of    9. Number of   10. Ownership     11. Nature of
     Exercisable        of Underlying         Derivative     Derivative      Form of           Indirect
     and Expiration     Securities            Security       Securities      Derivative        Beneficial
     Date               (Instr. 3 and 4)                     Beneficially    Security:         Ownership
     (Month/Day/Year)                         (Instr. 5)     Owned Follow-   Direct (D) or     (Instr. 4)
                                                             ing Reported    Indirect (I)
                                                             Transactions(s) (Instr. 4)
                                                             (Instr. 4)
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                                Amount
  Date     Expir-               or
  Exer-    ation                Number
  cisable  Date        Title    of Shares
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Explanation of Responses:

(1) Exempt disposition to the Issuer, pursuant to Rule 16b-3(e), made to facilitate transfer of share ownership from personal accounts of the Reporting Person to a self-investing pension account of the Reporting Person


                      /s/ ROBIN A. CLARK                  November 13, 2002
                      -------------------------------    ------------------
                      **Signature of Reporting Person           Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.